Exhibit 99.3

CONSENT OF DIRECTOR DESIGNEE

THE UNDERSIGNED hereby consents to (i) being designated by the holders of Chaparral Energy, Inc. Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for the position of director of Chaparral Energy, Inc. (the “Company”) and to serve as such effective upon consummation of the sale of Series B Preferred Stock by the Company, and (ii) being named as a director designee in the Company’s Registration Statement on Form S-4 (File No. 333-153049), and in the Prospectus contained therein, and all amendments thereto.

EXECUTED as of this 5th day of September, 2008

/s/ Frost Cochran
Frost Cochran